EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



      As independent public accountants, we hereby consent to the incorporation of our report included in this Form 10-K, into the Company's previously filed Registration Statements on Forms S-8 (Nos. 33-22849, 33-36041, 33-42002, 33-50430, and 33-64407) and
      the Registration Statements  on Form S-3  (Nos. 33-60833 and  33-
      17177). It should be noted that we have not audited any financial statements of Carrington Laboratories, Inc. subsequent to December 31, 1996, or performed any audit procedures subsequent to the date of our report, February 7, 1997 (except with respect to certain matters discussed in Note 8, as to which the date is April 25, 1997).



                                              ARTHUR ANDERSEN LLP


      Dallas, Texas
      March 31, 1999